QEP RESOURCES REPORTS FIRST QUARTER 2020 FINANCIAL AND OPERATING RESULTS
AND PROVIDES UPDATE TO 2020 PLAN IN RESPONSE TO CURRENT MARKET CONDITIONS

DENVER — April 29, 2020 — QEP Resources, Inc. (NYSE: QEP) (QEP or the Company) today reported first quarter 2020 financial and operating results and provided an update to its 2020 plan in response to current market conditions.

Response to Current Market Conditions

"The novel coronavirus disease (COVID-19) has created unprecedented challenges for our industry, customers and employees.  We took swift and decisive action to reduce activity in the face of rapidly deteriorating market conditions, reducing drilling and completion activity across both of the basins in which we operate. These steps prioritize profitability and financial discipline over production growth and help to ensure the business delivers Free Cash Flow, while also preserving liquidity, even at historically low commodity prices in 2020," commented Tim Cutt, President and CEO of QEP.

"We believe the initiatives we have undertaken over the last 18 months to optimize our business, including lowering operating and G&A expense and focusing on Free Cash Flow generation, will enable us to successfully navigate the current environment and emerge as a stronger company. While we realize there is more work to do, we are confident that we are well positioned for success due to our quality of inventory, strong base of production, top-tier cost structure and committed workforce. I would like to acknowledge our entire team for their continued support during these challenging times."

Updated 2020 Plan

Actions Taken:

▪	Reduced drilling activity to one rig in the Permian Basin for the remainder of 2020

▪	Suspended all completion operations in the Permian Basin on March 22, 2020 until at least November 2020

▪	Ceased refrac and other non-essential operations in the Williston Basin for the remainder of 2020

▪	Increased remaining 2020 hedge position to 13.1 million barrels of oil at an average price of approximately $56.50 per barrel

▪	Established well shut-in strategy to address low margin wells independent of hedge position

Expected 2020 Outcomes:

▪	Capital expenditures of approximately $385.0 million a 32% decrease compared with original 2020 guidance

▪	Generate at least $100 million of Free Cash Flow (a non-GAAP measure) at a range of price and shut-in scenarios

▪	Receive over $165.0 million in cash alternative minimum tax credit (AMT) refunds in second half of 2020

▪	Exit 2020 with sufficient cash on the balance sheet to repay 2021 senior notes

First Quarter 2020 Highlights

▪	Exceeded oil production guidance due to better than forecasted well performance from first tank-style development DSU in County Line

▪	Lowered lease operating expense by 22% compared with the first quarter 2019

▪	Reduced general & administrative expense by 75% compared with the first quarter 2019

▪	Repurchased $98.2 million in principal amount of senior notes at a discount

▪	Ended quarter with a $70.3 million cash balance and no borrowings under credit facility

The Company has posted to its website www.qepres.com a presentation that supplements the information provided in this release.

OPERATIONS UPDATE

For the first quarter 2020, the Company drilled a total of 16 horizontal wells and turned 25 operated wells to production, all in the Permian Basin. The average lateral length for the wells completed in the Permian Basin in the first quarter 2020 was 9,852 feet. The Company also re-completed two wells in the Williston Basin during the quarter.

Oil equivalent production in the Permian Basin was 4.9 million barrels of oil equivalent (MMboe) in the first quarter 2020, an increase of 21% over the first quarter 2019. The increase was a result of putting new wells on production, coupled with improved well performance, which was attributable to changes in well completion design, a supercharged reservoir due to tank-style development, and higher gas capture rates. Total Company oil equivalent production was 7.9 MMboe in the first quarter of 2020, an increase of 2% compared with the first quarter 2019.

Oil and condensate production in the Permian Basin was 3.3 million barrels (MMbbl) in the first quarter 2020, an increase of 14% over the first quarter 2019. Total Company oil and condensate production was 5.2 MMbbl in the first quarter 2020, up 3% compared with the first quarter 2019. The production increase was the result of an increase in volumes in the Permian Basin, partially offset by lower Williston Basin volumes due to reduced activity.

FINANCIAL UPDATE

The Company reported net income of $367.4 million in the first quarter 2020, or $1.54 per diluted share, compared with a net loss of $116.7 million, or $0.49 per diluted share, in the first quarter 2019. The $484.1 million increase in net income in the first quarter 2020 compared with 2019 was primarily due to a $631.6 million increase in realized and unrealized derivative gains, partially offset by a $178.3 million increase in income tax expense.

Net income (loss) includes non-cash gains and losses associated with the change in the fair value of derivative instruments, gains and losses from asset sales, gains and losses from debt extinguishment, asset impairments and certain other items. Excluding these items, the Company's first quarter 2020 Adjusted Net Income (a non-GAAP measure) was $48.4 million, or $0.21 per diluted share, compared with an Adjusted Net Income of $34.1 million, or $0.15 per diluted share, in the first quarter 2019.

Adjusted EBITDA for the first quarter 2020 was $173.9 million compared with $119.8 million in the first quarter 2019, a 45% increase. The increase was primarily due to $48.5 million increase in realized derivative gains, a $47.4 million decrease in general and administrative expenses primarily due to workforce reductions and a $11.3 million reduction in lease operating expenses, primarily as a result of continuing efforts to reduce operating expenses in both the Permian and Williston basins. The increase in Adjusted EBITDA was partially offset by a $53.8 million decrease in oil, gas, and NGL sales, primarily due to a 20% decrease in average field-level prices, partially offset by a 21% increase in equivalent production in the Permian Basin.

The definitions and reconciliations of Adjusted Net Income (Loss) and Adjusted EBITDA are provided under the heading Non-GAAP Measures at the end of this release.

Capital Investment

Capital investment, excluding property acquisitions, was $178.5 million (on an accrual basis) for the first quarter 2020, compared with $167.2 million for the first quarter 2019, of which $173.2 million related to the drilling, completion and equipping of wells and $5.1 million related to midstream infrastructure investment. The increase in capital expenditures was primarily related to an increase in drilling and completion activity in the Permian Basin and recompletion activity in the Williston Basin.

Operating Expenses

During the first quarter 2020, lease operating expense (LOE) was $40.2 million, a decrease of 22% compared with the first quarter 2019. The decrease in LOE was primarily due to a decrease in maintenance and repair expenses, power and fuel expenses, labor and workovers in the Permian and Williston basins as a result of continuing efforts to reduce operating expenses.

During the first quarter 2020, LOE was $5.06 per Boe, a decrease of 23% compared with the first quarter 2019 primarily due continuing efforts to reduce operating expenses in both the Permian and Williston basins. During the first quarter 2020, LOE in the Permian Basin was $3.97 per Boe, a decrease of 33% compared with the first quarter 2019.

During the first quarter 2020, Transportation and Processing Costs were $13.5 million, an increase of 24% compared with the first quarter 2019. Adjusted Transportation and Processing Costs (a non-GAAP measure) were $27.8 million, an increase of 13% compared with the first quarter 2019. The increase was primarily due to increased production in the Permian Basin and increased gathering and processing rates in the Williston Basin, partially offset by the Haynesville Divestiture and decreased production in the Williston Basin.

During the first quarter 2020, Transportation and Processing Costs increased by $0.31 per Boe, or 22%, compared with the first quarter 2019. Adjusted Transportation and Processing Costs increased by $0.34 per Boe, or 11%, compared with the first quarter 2019, primarily due to increased gathering and processing rates in the Williston Basin, partially offset by the Haynesville Divestiture, which had higher Adjusted Transportation and Processing Costs per Boe.

The definition and reconciliation of Adjusted Transportation and Processing Costs is provided under the heading Non-GAAP Measures at the end of this release.

During the first quarter 2020, general and administrative (G&A) expense was $15.9 million, a decrease of 75% compared with the first quarter 2019. During the first quarter 2020 and 2019, QEP incurred $1.4 million and $26.0 million, respectively, in costs associated with the implementation of our strategic initiatives. Excluding these costs, G&A expense decreased by $22.8 million, or 61%, primarily due to an $11.5 million decrease in expense related to the reduction in market value on the deferred compensation plan, an $8.5 million decrease in labor, benefits and bonus primarily due to our workforce reductions and $1.5 million decrease in share-based compensation due to the reduction in workforce and the decline in QEP's stock price.

Liquidity

Net Cash Provided by Operating Activities for the first quarter 2020 was $151.9 million, compared with $78.3 million for the first quarter 2019.

The Company had a Free Cash Flow outspend of $31.6 million for the first quarter 2020 compared with Free Cash Flow outspend of $72.1 million in the first quarter 2019, an improvement of $40.5 million. The improvement was primarily due to a $54.1 million increase in Adjusted EBITDA, partially offset by an $11.3 million increase to accrued property, plant and equipment capital expenditures.

During the first quarter 2020, QEP repurchased, at a discount, $50.1 million in principal amount of its 6.875% Senior Notes due March 2021, $34.9 million in principal amount of its 5.375% Senior Notes due October 1, 2022 and $13.2 million in principal amount of its 5.25% Senior notes due May 1, 2023. These repurchases resulted in a $25.2 million gain from extinguishment of debt.

As of March 31, 2020, QEP had $70.3 million in cash and cash equivalents, no borrowings under its revolving credit facility, $2.9 million in letters of credit and was in compliance with the covenants under its credit agreement. The Company estimates that, as of March 31, 2020, the maximum allowable total debt (sum of senior notes and credit facility) to remain in compliance with the covenants under its credit facility was approximately $2,175 million. The Company also has a $165.4 million income tax receivable at March 31, 2020, primarily from accelerated AMT credit refunds that it expects to receive in 2020 due to the Coronavirus Aid, Relief, and Economic Security Act stimulus bill.

The definition and reconciliation of Free Cash Flow is provided under the heading Non-GAAP Measures at the end of this release.

2020 Updated Guidance

As a result of current market volatility, the Company’s previous 2020 guidance, issued on February 26, 2020, should no longer be relied upon and further guidance, other than capital investment guidance, will be suspended.

	2020	2020
	Previous Guidance	Updated Guidance
Capital investment (excluding property acquisitions)
Drilling, Completion and Equipment (1)	$520.0 - $565.0	$350.0 - $380.0
Midstream Infrastructure(2)	$20.0 - $25.0	$10.0 - $20.0
Corporate	$5.0	$5.0
Total capital investment (excluding property acquisitions)	$545.0 - $595.0	$365.0 - $405.0
____________________________

(1)	Drilling, Completion and Equipment includes approximately $27.0 million of non-operated well costs.

(2)	Includes capital expenditures in the Permian Basin associated with (i) water sourcing, gathering, recycling and disposal and (ii) crude oil and natural gas gathering system.

The following tables present QEP's volumes and average prices for its open derivative positions as of April 23, 2020:

Production Commodity Derivative Swaps
Year	Index	Total Volumes	Average Swap Price per Unit
		(in millions)
Oil sales		(bbls)	($/bbl)
2020	NYMEX WTI	11.5	$56.45
2020	Argus WTI Midland	1.1	$57.30
2020	Argus WTI Houston	0.5	$60.06
2021	NYMEX WTI	1.6	$55.04
Gas sales		(MMbtu)	($/MMbtu)
2020	IF Waha	8.3	$0.63
2020	NYMEX HH	5.5	$2.11
2021	IF Waha	11.0	$1.59
2021	NYMEX HH	7.3	$2.38

Production Commodity Derivative Basis Swaps
Year	Index	Basis	Total Volumes	Weighted-Average Differential
			(in millions)
Oil sales			(bbls)	($/bbl)
2020	NYMEX WTI	Argus WTI Midland	5.5	$(0.03)
2020	NYMEX WTI	Argus WTI Houston	0.2	$3.75
2021	NYMEX WTI	Argus WTI Midland	4.4	$0.99

First Quarter 2020 Results Conference Call

QEP’s management will discuss first quarter 2020 results in a conference call tomorrow, April 30, 2020, beginning at 9:00 a.m. ET. The conference call can be accessed at www.qepres.com. You may also participate in the conference call by dialing (877) 869-3847 in the U.S. or Canada and (201) 689-8261 for international calls. A replay of the teleconference will be available on the website immediately after the call through May 30, 2020, or by dialing (877) 660-6853 in the U.S. or Canada and (201) 612-7415 for international calls, and then entering the conference ID #13702333. In addition, QEP’s slides for the first quarter 2020 can be found on the Company’s website.

About QEP Resources, Inc.

QEP Resources, Inc. (NYSE: QEP) is an independent crude oil and natural gas exploration and production company focused in two regions of the United States: the Southern Region (primarily in Texas) and the Northern Region (primarily in North Dakota). For more information, visit QEP's website at: www.qepres.com.

Forward-Looking Statements

This release includes forward-looking statements within the meaning of Section 27(a) of the Securities Act of 1933, as amended, and Section 21(e) of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by words such as “anticipates,” “believes,” “forecasts,” “plans,” “estimates,” “expects,” “should,” “will” or other similar expressions. Such statements are based on management’s current expectations, estimates and projections, which are subject to a wide range of uncertainties and business risks. These forward-looking statements include statements regarding: expectations that the initiatives undertaken by the Company will deliver significant Free Cash Flow, preserve liquidity and the results thereof; reductions in capital expenditures; generation of Free Cash Flow at a range of price and shut-in scenarios; anticipated receipt of AMT refunds under the Coronavirus Aid, Relief, and Economic Security Act stimulus bill; the expectation that the amount of cash on the Company’s balance sheet at the end of 2020 will be sufficient to repay 2021 senior notes; the amount of additional indebtedness QEP could incur and be compliance with loan covenants; allocation of capital investment; and usefulness of non-GAAP measures. Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, but not limited to: the length and severity of the recent outbreak of the COVID-19 virus and its impact on QEP’s business; changes in oil, gas and NGL prices; liquidity constraints, including those resulting from the cost or unavailability of financing due to debt and equity capital and credit market conditions, changes in QEP’s credit rating, QEP’s compliance with loan covenants, the increasing credit pressure on QEP’s industry or demands for cash collateral by counterparties to derivative and other contracts; market conditions; global geopolitical and macroeconomic factors; the activities of the Organization of Petroleum Exporting Countries and other oil producing countries such as Russia; general economic conditions, including interest rates; changes in local, regional, national and global demand for natural oil, gas and NGL; impact of new laws and regulations, including the use of hydraulic fracture stimulation; impact of U.S. dollar exchange rates on oil, gas and NGL prices; elimination of federal income tax deductions for oil and gas exploration and development; guidance for implementation of the Tax Cuts and Jobs Act; actual proceeds from asset sales; actions of activist shareholders; tariffs on products QEP uses in its operations or on the products QEP sells; drilling results; shortages of oilfield equipment, services and personnel; the availability of storage and refining capacity; operating risks such as unexpected drilling conditions; transportation constraints, including gas and crude oil pipeline takeaway capacity in the Permian Basin; weather conditions; changes in maintenance, service and construction costs; permitting delays; outcome of contingencies such as legal proceedings; inadequate supplies of water and/or lack of water disposal sources; credit worthiness of counterparties to agreements; and the other risks discussed in the Company’s periodic filings with the Securities and Exchange Commission, including the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, as updated by the Risk Factors section of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020. QEP Resources undertakes no obligation to publicly correct or update the forward-looking statements in this news release, in other documents, or on the website to reflect future events or circumstances. All such statements are expressly qualified by this cautionary statement.

Contact
Investors/Media:
William I. Kent, IRC
Director, Investor Relations
303-405-6665

QEP RESOURCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	March 31,
	2020	2019
REVENUES	(in millions, except per share amounts)
Oil and condensate, gas and NGL sales	$221.8	$275.6
Other revenues	0.4	3.7
Purchased oil and gas sales	3.6	1.3
Total Revenues	225.8	280.6
OPERATING EXPENSES
Purchased oil and gas expense	3.5	1.4
Lease operating expense	40.2	51.5
Transportation and processing costs	13.5	10.9
Gathering and other expense	2.7	3.8
General and administrative	15.9	63.3
Production and property taxes	18.7	24.0
Depreciation, depletion and amortization	142.2	123.3
Impairment	—	5.0
Total Operating Expenses	236.7	283.2
Net gain (loss) from asset sales, inclusive of restructuring costs	3.7	(13.2)
OPERATING INCOME (LOSS)	(7.2)	(15.8)
Realized and unrealized gains (losses) on derivative contracts	449.9	(181.7)
Interest and other income (expense)	(2.6)	2.8
Gain from early extinguishment of debt	25.2	—
Interest expense	(31.6)	(34.0)
INCOME (LOSS) BEFORE INCOME TAXES	433.7	(228.7)
Income tax (provision) benefit	(66.3)	112.0
NET INCOME (LOSS)	$367.4	$(116.7)

Earnings (loss) per common share
Basic	$1.54	$(0.49)
Diluted	$1.54	$(0.49)

Weighted-average common shares outstanding
Used in basic calculation	239.1	237.1
Used in diluted calculation	239.1	237.1

QEP RESOURCES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2020	December 31, 2019
ASSETS	(in millions)
Current Assets
Cash and cash equivalents	$70.3	$166.3
Accounts receivable, net	81.1	108.4
Income tax receivable	165.4	37.4
Fair value of derivative contracts	370.6	1.5
Prepaid expenses and other current assets	9.6	11.6
Total Current Assets	697.0	325.2
Property, Plant and Equipment (successful efforts method for oil and gas properties)
Proved properties	9,729.5	9,574.9
Unproved properties	565.7	599.1
Gathering and other	164.9	164.2
Materials and supplies	16.5	15.6
Total Property, Plant and Equipment	10,476.6	10,353.8
Less Accumulated Depreciation, Depletion and Amortization
Exploration and production	5,339.4	5,250.5
Gathering and other	63.7	61.0
Total Accumulated Depreciation, Depletion and Amortization	5,403.1	5,311.5
Net Property, Plant and Equipment	5,073.5	5,042.3
Fair value of derivative contracts	19.1	0.2
Operating lease right-of-use assets, net	55.0	56.8
Other noncurrent assets	51.2	53.3
TOTAL ASSETS	$5,895.8	$5,477.8
LIABILITIES AND EQUITY
Current Liabilities
Checks outstanding in excess of cash balances	$4.2	$18.3
Accounts payable and accrued expenses	243.1	227.2
Production and property taxes	7.9	18.9
Current portion of long-term debt	331.6	—
Interest payable	31.1	31.0
Fair value of derivative contracts	—	18.7
Current operating lease liabilities	18.5	18.0
Asset retirement obligations	6.5	6.0
Total Current Liabilities	642.9	338.1
Long-term debt	1,587.4	2,015.6
Deferred income taxes	469.6	274.5
Asset retirement obligations	93.7	94.9
Fair value of derivative contracts	—	0.5
Operating lease liabilities	42.3	44.8
Other long-term liabilities	33.9	48.8
Commitments and contingencies
EQUITY
Common stock – par value $0.01 per share; 500.0 million shares authorized; 247.0 million and 242.1 million shares issued, respectively	2.5	2.4
Treasury stock – 4.8 million and 4.4 million shares, respectively	(56.2)	(55.4)
Additional paid-in capital	1,459.9	1,456.5
Retained earnings	1,632.2	1,269.6
Accumulated other comprehensive income (loss)	(12.4)	(12.5)
Total Common Shareholders' Equity	3,026.0	2,660.6
TOTAL LIABILITIES AND EQUITY	$5,895.8	$5,477.8

QEP RESOURCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	March 31,
	2020	2019
OPERATING ACTIVITIES	(in millions)
Net income (loss)	$367.4	$(116.7)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	142.2	123.3
Deferred income taxes (benefit)	195.0	(117.9)
Impairment	—	5.0
Non-cash share-based compensation	3.3	8.0
Amortization of debt issuance costs and discounts	1.3	1.3
Net (gain) loss from asset sales, inclusive of restructuring costs	(3.7)	13.2
Gain from early extinguishment of debt	(25.2)	—
Unrealized (gains) losses on marketable securities	3.3	(1.9)
Unrealized (gains) losses on derivative contracts	(407.3)	175.8
Changes in operating assets and liabilities	(124.4)	(11.8)
Net Cash Provided by (Used in) Operating Activities	151.9	78.3
INVESTING ACTIVITIES
Property acquisitions	(3.0)	(0.6)
Expenditures for property, plant and equipment, including exploratory well expense	(164.6)	(164.6)
Proceeds from disposition of assets	12.6	617.4
Net Cash Provided by (Used in) Investing Activities	(155.0)	452.2
FINANCING ACTIVITIES
Checks outstanding in excess of cash balances	(14.1)	(4.3)
Repurchases of senior notes	(72.7)	—
Proceeds from credit facility	—	44.5
Repayments of credit facility	—	(474.5)
Treasury stock repurchases	(0.8)	(5.8)
Dividends paid	(4.8)	—
Net Cash Provided by (Used in) Financing Activities	(92.4)	(440.1)
Change in cash, cash equivalents and restricted cash	(95.5)	90.4
Beginning cash, cash equivalents and restricted cash	196.4	28.1
Ending cash, cash equivalents and restricted cash	$100.9	$118.5

	Production by Region
	Three Months Ended March 31,
	2020	2019	Change
	(in Mboe)
Northern Region
Williston Basin	2,978.1	3,377.0	(12)%
Other Northern	2.6	24.7	(89)%
Total Northern Region	2,980.7	3,401.7	(12)%
Southern Region
Permian Basin	4,946.7	4,082.3	21%
Haynesville/Cotton Valley	—	317.2	(100)%
Other Southern	3.5	5.1	(31)%
Total Southern Region	4,950.2	4,404.6	12%
Total production	7,930.9	7,806.3	2%

	Total Production
	Three Months Ended March 31,
	2020	2019	Change
Oil and condensate (Mbbl)	5,219.1	5,083.6	3%
Gas (Bcf)	8.1	9.2	(12)%
NGL (Mbbl)	1,369.1	1,178.8	16%
Total production (Mboe)	7,930.9	7,806.3	2%
Average daily production (Mboe)	87.2	86.7	1%

	Prices
	Three Months Ended March 31,
	2020	2019	Change
Oil (per bbl)
Average field-level price	$42.15	$49.08
Commodity derivative impact	8.17	(0.58)
Net realized price	$50.32	$48.50	4%
Gas (per Mcf)
Average field-level price	$0.81	$2.49
Commodity derivative impact	—	(0.31)
Net realized price	$0.81	$2.18	(63)%
NGL (per bbl)
Average field-level price	$7.02	$14.31
Commodity derivative impact	—	—
Net realized price	$7.02	$14.31	(51)%
Average net equivalent price (per Boe)
Average field-level equivalent price	$29.78	$37.08
Commodity derivative impact	5.37	(0.75)
Net realized equivalent price	$35.15	$36.33	(3)%

	Operating Expenses
	Three Months Ended March 31,
	2020	2019	Change
	(in millions)
Lease operating expense	$40.2	$51.5	(22)%
Adjusted transportation and processing costs(1)	27.8	24.7	13%
Production and property taxes	18.7	24.0	(22)%
Total production costs	$86.7	$100.2	(13)%

	(per Boe)
Lease operating expense	$5.06	$6.60	(23)%
Adjusted transportation and processing costs(1)	3.51	3.17	11%
Production and property taxes	2.37	3.07	(23)%
Total production costs	$10.94	$12.84	(15)%
 ____________________________

(1)
Adjusted transportation and processing costs is a non-GAAP measure. The definition and reconciliation of adjusted transportation and processing costs to transportation and processing costs, as presented, are provided within Non-GAAP Measures at the end of this release.

QEP RESOURCES, INC.
NON-GAAP MEASURES
(Unaudited)

Adjusted EBITDA

This release contains references to the non-GAAP measure of Adjusted EBITDA. Management defines Adjusted EBITDA as earnings before interest, income taxes, depreciation, depletion and amortization (EBITDA), adjusted to exclude changes in fair value of derivative contracts, exploration expenses, gains and losses from asset sales, impairment, loss from early extinguishment of debt and certain other items. Management uses Adjusted EBITDA to evaluate QEP’s financial performance and trends, make operating decisions, and allocate resources. Management believes the measure is useful supplemental information for investors because it eliminates the impact of certain nonrecurring, non-cash and/or other items that management does not consider as indicative of QEP’s performance from period to period. QEP’s Adjusted EBITDA may be determined or calculated differently than similarly titled measures of other companies in our industry, which would reduce the usefulness of this non-GAAP financial measure when comparing our performance to that of other companies.

Below is a reconciliation of Net Income (Loss) (a GAAP measure) to Adjusted EBITDA. This non-GAAP measure should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP.

	Three Months Ended
	March 31,
	2020	2019
	(in millions)
Net income (loss)	$367.4	$(116.7)
Interest expense	31.6	34.0
Interest and other (income) expense	2.6	(2.8)
Income tax provision (benefit)	66.3	(112.0)
Depreciation, depletion and amortization	142.2	123.3
Unrealized (gains) losses on derivative contracts	(407.3)	175.8
Gain from early extinguishment of debt	(25.2)	—
Net (gain) loss from asset sales, inclusive of restructuring costs	(3.7)	13.2
Impairment	—	5.0
Adjusted EBITDA	$173.9	$119.8

Free Cash Flow

This release contains references to non-GAAP measure of Free Cash Flow.

The Company defines Free Cash Flow as Adjusted EBITDA plus non-cash share-based compensation less interest expense, excluding amortization of deferred finance costs, and accrued property, plant and equipment capital expenditures. Management believes that this measure is useful to management and investors for analysis of the Company's ability to pay dividends, repay debt, fund acquisitions or repurchase stock.

Below is a reconciliation of Net Cash Provided by (Used in) Operating Activities (the most comparable GAAP measure) to Free Cash Flow. This non-GAAP measure should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP.

	Three Months Ended
	March 31,
	2020	2019
	(in millions)
Cash Flow Information:
Net Cash Provided by (Used in) Operating Activities	$151.9	$78.3
Net Cash Provided by (Used in) Investing Activities	(155.0)	452.2
Net Cash Provided by (Used in) Financing Activities	(92.4)	(440.1)

Free Cash Flow
Net Cash Provided by (Used in) Operating Activities	$151.9	$78.3
Amortization of debt issuance costs and discounts	(1.3)	(1.3)
Interest expense	31.6	34.0
Unrealized gains (losses) on marketable securities	(3.3)	1.9
Interest and other (income) expense	2.6	(2.8)
Deferred income taxes	(195.0)	117.9
Income tax provision (benefit)	66.3	(112.0)
Non-cash share-based compensation	(3.3)	(8.0)
Changes in operating assets and liabilities	124.4	11.8
Adjusted EBITDA	173.9	119.8
Non-cash share-based compensation	3.3	8.0
Interest expense, excluding amortization of debt issuance costs and discounts	(30.3)	(32.7)
Accrued property, plant and equipment capital expenditures	(178.5)	(167.2)
Free Cash Flow	$(31.6)	$(72.1)

This release includes a Free Cash Flow estimate for 2020. We are unable, however, to provide a quantitative reconciliation of the forward-looking non-GAAP measure to its most directly comparable forward-looking GAAP measure because management cannot reliably quantify certain of the necessary components of such forward-looking GAAP measure. The reconciling items in future periods could be significant.

Adjusted Net Income (Loss)

This release also contains references to the non-GAAP measure of Adjusted Net Income (Loss). Management defines Adjusted Net Income (Loss) as earnings excluding changes in fair value of derivative contracts, gains and losses from asset sales, impairment and certain other items. Management uses Adjusted Net Income (Loss) to evaluate QEP’s financial performance and trends, make operating decisions, and allocate resources. Management believes the measure is useful supplemental information for investors because it eliminates the impact of certain nonrecurring, non-cash and/or other items that management does not consider as indicative of QEP’s performance from period to period. QEP’s Adjusted Net Income (Loss) may be determined or calculated differently than similarly titled measures of other companies in our industry, which would reduce the usefulness of this non-GAAP financial measure when comparing our performance to that of other companies.

Below is a reconciliation of Net Income (Loss) (the most comparable GAAP measure) to Adjusted Net Income (Loss). This non-GAAP measure should be considered by the reader in addition to, but not instead of, the financial measure prepared in accordance with GAAP.

	Three Months Ended March 31,
	2020	2019
	(in millions, except earnings per share)
Net income (loss)	$367.4	$(116.7)
Adjustments to net income (loss)
Unrealized (gains) losses on derivative contracts	(407.3)	175.8
Income taxes on unrealized (gains) losses on derivative contracts(1)	91.2	(39.2)
Net (gain) loss from asset sales, inclusive of restructuring costs	(3.7)	13.2
Income taxes on net (gain) loss from asset sales, inclusive of restructuring costs(1)	0.8	(2.9)
Impairment	—	5.0
Income taxes on impairment(1)	—	(1.1)
Total after tax adjustments to net income	(319.0)	150.8
Adjusted Net Income (Loss)	$48.4	$34.1

Earnings (Loss) per Common Share
Diluted earnings per share	$1.54	$(0.49)
Diluted after-tax adjustments to net income (loss) per share	(1.33)	0.64
Diluted Adjusted Net Income per share	$0.21	$0.15

Weighted-average common shares outstanding
Diluted	239.1	237.1
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(1)	Income tax impact of adjustments is calculated using QEP’s statutory rate of 22.4% and 22.3% for the three months ended March 31, 2020 and 2019, respectively.

Adjusted Transportation and Processing Costs

This release contains references to the non-GAAP measure of Adjusted Transportation and Processing Costs. Management defines Adjusted Transportation and Processing Costs as transportation and processing costs presented on the Condensed Consolidated Statements of Operations and transportation and processing costs that are included as part of "Oil and condensate, gas and NGL sales" on the Condensed Consolidated Statements of Operations. These costs are added together to reflect the total transportation and processing costs associated with QEP's production. Management believes that Adjusted Transportation and Processing Costs is useful supplemental information for investors as this non-GAAP measure, collectively with the Company’s lease operating expenses and production and severance taxes, more completely reflect the Company’s total production costs required to operate the wells for the period.

Below is a reconciliation of Adjusted Transportation and Processing Costs to transportation and processing costs as presented on the Condensed Consolidated Statements of Operations (the most comparable GAAP measure). This non-GAAP measure should be considered by the reader in addition to but not instead of, the financial statements prepared in accordance with GAAP.

	Three Months Ended March 31,
	2020	2019	Change
	(in millions)
Transportation and processing costs, as presented	$13.5	$10.9	$2.6
Transportation and processing costs deducted from oil and condensate, gas and NGL sales	14.3	13.8	0.5
Adjusted transportation and processing costs	$27.8	$24.7	$3.1

	(per Boe)
Transportation and processing costs, as presented	$1.71	$1.40	$0.31
Transportation and processing costs deducted from oil and condensate, gas and NGL sales	1.80	1.77	0.03
Adjusted transportation and processing costs	$3.51	$3.17	$0.34